Exhibit 10.6

SECOND AMENDMENT
TO THE
HOMEFEDERAL BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
DATED NOVEMBER 3, 2005
FOR
MARK T. GORSKI

THIS SECOND AMENDMENT is adopted this 24 day of July, 2007, effective as of July 1, 2005, by and between HOMEFEDERAL BANK, a state-chartered bank located in Columbus, Indiana (the “Bank”), and MARK T. GORSKI (the “Executive”).

The Bank and the Executive executed the SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT on November 3, 2005 effective as of July 1, 2005 (the “Agreement”), and amended as of February 28, 2006.

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code.  Therefore, the following changes shall be made:

Section 1.4 of the Agreement shall be deleted in its entirety and replaced by the following:

1.4           “Change in Control” shall mean any of the following:

(i)
a change in the ownership of the Bank or the Corporation, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank or the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation (within the meaning of subsection (ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection applies only when there is a transfer of stock of the Bank or the Corporation (or issuance of stock of the Bank or the Corporation) and stock in the Bank or the Corporation remains outstanding after the transaction.

(ii)	a change in the effective control of the Bank or the Corporation, which shall occur only on either of the following dates:

(a)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Bank or the Corporation.

(b)
the date a majority of members of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s board of directors before the date of the appointment or election; provided, however, that this provision shall not apply if another corporation is a majority shareholder of the Corporation

If any one person, or more than one person acting as a group, is considered to effectively control the Bank or the Corporation, the acquisition of additional control of the Bank or the Corporation by the same person or persons is not considered to cause a change in the effective control of the Bank or the Corporation (or to cause a change in the ownership of the Bank or the Corporation within the meaning of subsection (i) of this section).

(iii)
a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  No change in control event occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer.  A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to –

(a)	a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank.

(c)	a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or

(d)	an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c)

for purposes of this subsection (iii) and except as otherwise provided in paragraph (a) above, a person’s status is determined immediately after the transfer of the assets.  For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13
“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment.  A change in the Executive’s employment status will be considered a Separation from Service if it is reasonably anticipated that:

(a)	the Executive will not perform any services for the Bank after his termination of employment, or

(b)
the Executive will continue to provide services to the Bank at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.

The following Section 1.13a shall be added to the Agreement immediately following Section 1.13:

1.13a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or 414(c) of the Code if any stock of the Bank is publicly traded on an established securities market or otherwise.

The following Section 1.15 shall be added to the Agreement immediately following Section 1.14:

1.15	“Corporation” means Home Federal Bancorp, an Indiana corporation, and the sole shareholder of the Bank.

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3
Disability Benefit.  If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1
Amount of Benefit.  The annual benefit under this Section 2.3 is the Disability benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Separation from Service due to Disability occurs.

2.3.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within Sixty (60) days following Normal Retirement Age.  The annual benefit shall be distributed to the Executive for fifteen (15) years.

Section 2.5 of the Agreement shall be deleted in its entirety and replaced by the following:

2.5
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

The following Sections 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.5:

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)
must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Section 3.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum within sixty (60) days following receipt by the Bank of the Executive’s death certificate.

Sections 5.1 and 5.2 of the Agreement shall be deleted in their entirety and replaced with the following:

5.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive has a Separation from Service for the following reasons:

(a)	personal dishonesty; or
(b)	incompetence; or
(c)	willful misconduct; or
(d)	breach of fiduciary duty involving personal profit; or
(e)	intentional failure to perform stated duties; or
(f)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

5.2
Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatement of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

Section 6.6 of the Agreement shall be deleted in its entirety.

Article 8 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 8
Amendments and Termination

8.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

8.2
Plan Termination Generally.  The Bank and Executive may terminate this Agreement at any time.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Bank or of the Corporation, or in the ownership of a substantial portion of the assets of the Bank or the Corporation as described in Section 409A(2)(A)(v) of the Code provided that termination of this Agreement was effected through an irrevocable action taken by the Bank and, provided further that all distributions are made no later than twelve (12) months following such termination of the Agreement and that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, provided further that the termination of this Agreement does not occur proximate to a downturn in the financial health of the Bank and provided further that the Bank does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

then the Bank may distribute the present value of the benefits payable to the Executive under this Agreement upon his Separation from Service, using the actuarial factors that would be used to compute the present value of benefits under § 280G of the Code, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Section 9.4 of the Agreement shall be deleted in its entirety and replaced by the following:

9.4
Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

           The following Section 9.10 shall be added to the Agreement immediately following Section 9.9:

9.10
Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

A new Section 9.11 shall be added to the Agreement immediately following Section 9.10 to read in its entirety as follows:

9.11
280G Limits.  Anything in this Agreement to the contrary notwithstanding, in the event that the Bank’s independent public accountants determine that any payment by the Bank to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Bank for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Executive pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Section 9.11, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Bank because of Section 280G of the Code.

The Death Benefit Election Form of the Agreement shall be deleted in its entirety.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this Second Amendment.

Executive:	HOMEFEDERAL BANK

/s/ Mark T. Gorski	By	/s/ John K. Keach, Jr.
MARK T. GORSKI	Title	Chairman/CEO